EXHIBIT 4.3

AMENDMENT NO. 1 TO 2005 LONG-TERM INCENTIVE PLAN

OF TERRA NOVA FINANCIAL GROUP, INC.

               THIS AMENDMENT NO. 1 TO 2005 STOCK OPTION PLAN (this "Amendment") of Terra Nova Financial Group, Inc. (formerly Rush Financial Technologies, Inc.), a Texas corporation (the "Company"), is made effective as of May 23, 2007.

W I T N E S S E T H:

               WHEREAS, the Board of Directors of the Company has determined it to be in the best interest of the Company to amend its Long-Term Incentive Plan (the "Plan") to provide that the awards of stock options and other stock-based compensation previously granted pursuant to the Company's prior stock option and incentive plans be governed by the Plan, as set forth below:

1. The second paragraph of the section titled "SCOPE AND PURPOSE OF PLAN" is hereby amended to add a new sentence as follows:

"Pursuant to action by the Board of Directors of the Company, each of (a) the Terra Nova Financial Group, Inc. Long-Term Incentive Plan, (b) the Rushmore Financial Group, Inc. 1997 Stock Option Plan, (c) the Rushmore Financial Group, Inc. Restated Incentive Stock Option Plan, (d) the Rushmore Financial Group, Inc. 1999 Stock Bonus Plan, (e) the Rushmore Financial Group, Inc. 2000 Stock Option Plan, and (f) the Rushmore Financial Group, Inc. 2002 Stock Option Plan (collectively, the "Old Plans") have, for administrative purposes, been combined with this Plan and all grants made thereunder shall be governed by the terms of this Plan. In the event that the terms of any of the Old Plans conflict with the terms and provisions of this Plan, this Plan shall control. The agreements governing individual grants pursuant to the Old Plans shall continue to govern such individual grants, but shall be interpreted and administered pursuant to this Plan, unless the terms of any such grant would be construed less favorably to the recipient under this Plan than under the applicable Old Plan."

2. Certain definitions set forth in Section 1 of the Plan are hereby amended in their entirety to read as follows:

"1.10 "Company" shall mean Terra Nova Financial Group, Inc."

"1.33 "Plan" means, as the context requires, (a) the Terra Nova Financial Group, Inc. Long-Term Incentive Plan, (b) the Rushmore Financial Group, Inc. 1997 Stock Option Plan, (c) the Rushmore Financial Group, Inc. Restated Incentive Stock Option Plan, (d) the Rushmore Financial Group, Inc. 1999 Stock Bonus Plan, (e) the Rushmore Financial Group, Inc. 2000 Stock Option Plan, (f) the Rushmore Financial Group, Inc. 2002 Stock Option Plan and (g) this 2005 Long-Term Incentive plan."

3. Section 2.1 of the Plan is hereby amended in its entirety to read as follows:

"Maximum Number of Shares. Subject to the provisions of Paragraph a2.6 and Section 10 of the Plan, the aggregate number of shares of Stock that the Company may have subject to outstanding Awards at one time under the Plan shall be an amount equal to (a) ten percent of the total number of shares of Common Stock Equivalents outstanding from time to time, minus (b) the total number of shares of Stock subject to outstanding Awards on the date of calculation awarded under any other stock-based plan for employees or directors of the Company and its Subsidiaries (excluding the Company's 2006 Warrant Incentive Plan)."

4. The first two sentences of Section 13.18 of the Plan are hereby amended in their entirety to read as follows:

"All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas, except to the extent Texas law is preempted by federal law. Questions arising with respect to the provisions of an Award Agreement that are matters of contract law shall be governed by the laws of the state specified in the Award Agreement, except to the extent Texas corporate law conflicts with the contract law of such state, in which event Texas corporate law shall govern."

5. Except as amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

6. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

TERRA NOVA FINANCIAL GROUP, INC., by order of the Board of Directors

By: /s/ Murrey Wanstrath Name: Murrey Wanstrath Title: Chief Financial Officer